August 9, 2024

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for KWESST Micro Systems Inc. ("KWESST") and, under the date of January 17, 2024, we reported on the consolidated financial statements of KWESST as of and for the years ended September 30, 2023 and 2022. On May 15, 2024, we resigned.

We have read KWESST's statements included under Change in Company's Certifying Accountant of its Prospectus Supplement dated August 9, 2024, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants